Exhibit 99.1

      IEC Announces Strong sales results for the First Quarter Fiscal 2007

            o     Revenue increased by 150% over Q1 2006

            o Net Loss for the quarter, including the Mangrove write-off, of $576,000

            o     Continued sales growth expected for fiscal Q2

Newark, NY - February 9, 2007 - IEC Electronics Corp. (IECE.OB) announced today its results for the first quarter of fiscal 2007, which ended December 29, 2006.

Revenues increased to $9.2 million for the first quarter of fiscal 2007 as compared with $3.6 million for the first quarter of fiscal 2006. Net Loss for the first quarter of fiscal 2007 was ($576,000) or ($0.07) per share, as compared with net loss of ($48,000), or ($0.01) per share for the first quarter of fiscal 2006.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Our sales growth continues to gain momentum, and we expect further growth during the balance of this fiscal year. As mentioned in the interim press release we expect to exit the year substantially ahead of last year. We have won two new customers this quarter and anticipate their volume to build over the next six months. Both of these customers have excellent brand recognition in their respective industries.

On January 24th, one of our customers, Mangrove Systems, Inc., a manufacturer of high-end specialty network communication equipment, announced that it was ceasing operations. Our first quarter result includes a $389,000 write-off. Without this one time event, our net loss would have been ($188,000) or ($.02) per share.

We have tripled our manufacturing workforce, adding more than 100 employees during the quarter to support our rapid sales growth. This growth has not come without substantial discomfort. We incurred substantial training and rework costs associated with the integration of new employees into the organization, as they learned how to produce an array of complicated products. We expect productivity levels to steadily improve throughout the balance of the year, as we create an experienced workforce able to support the next phase of our growth.

Mangrove was a small portion of our business and will not impact our revenue growth expectations for the year. The write-off however has impacted our earnings expectation for the year. With that said we still expect to substantially improve our earnings over the previous year"

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's first quarter 2007 results can be found on its web site at www.iec-electronics.com/1st-quarter07release


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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
         IEC Electronics Corp.
         (315) 332-4262
hkeenan@iec-electronics.com


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